UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
June 2, 2003

JONES APPAREL GROUP, INC.
(Exact Name of registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-10746 (Commission File Number)	06-0935166 (IRS Employer Identification No.)

250 Rittenhouse Circle
Bristol, PA 19007
(Address of principal executive offices)

(215) 785-4000
(Registrant's telephone number, including area code)

Item 12. Results of Operations and Financial Condition

    The Securities and Exchange Commission (the "SEC") recently issued Regulation G and amended Item 10 of Regulation S-K concerning the use of non-GAAP financial measures. These regulations became effective on March 28, 2003. Prior to the effective date of the regulations, on March 25, 2003, Jones Apparel Group, Inc. ("Jones"), filed its Annual Report of Form 10-K for the year ended December 31, 2002 (the "10-K").  Item 7 of the 10-K contained certain references to non-GAAP financial measures, including references to "gross profit before purchase accounting adjustments." In anticipation of the filing of one or more registration statements on Form S-8 which incorporate by reference information from the 10-K, Jones is filing this Form 8-K solely for the purpose of conforming Item 7 of the 10-K to the new requirements of SEC Regulation G and Item 10 of Regulation S-K by removing all such references to non-GAAP financial measures.

    Item 7 of the 10-K is revised as follows:

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

    The following discussion provides information and analysis of our results of operations from 2000 through 2002, and our liquidity and capital resources. The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements included elsewhere herein.

    We completed our acquisitions of Victoria on July 31, 2000, Judith Jack on April 26, 2001, McNaughton on June 19, 2001, Gloria Vanderbilt on April 8, 2002 and l.e.i. on August 15, 2002. The results of operations of the acquired companies are included in our operating results from the respective dates of acquisition. Accordingly, the financial position and results of operations presented and discussed herein are not directly comparable between years. Victoria and Judith Jack operate primarily in the wholesale footwear and accessories segment, and McNaughton, Gloria Vanderbilt and l.e.i. operate in the wholesale moderate apparel segment.

    We believe that we have achieved our growth in recent years by enhancing the brand equity of our labels through our focus on design, quality and value, and through strategic acquisitions which provide significant diversification to the business by successfully adding new labels and product lines (such as the Napier, Judith Jack, Norton McNaughton, Energie, Erika, Gloria Vanderbilt and l.e.i. brands). Through this diversification, we have evolved into a multidimensional resource in apparel, footwear and accessories. We have leveraged the strength of our brands to increase both the number of locations and amount of selling space in which our products are offered, to introduce new product extensions such as the Nine West, Nine & Company, Easy Spirit and Bandolino apparel and Jones New York accessory labels, and to reposition the Bandolino and Evan-Picone labels to the moderate market segment. We believe we have also benefitted from a trend among our major retail accounts to concentrate their women's apparel, footwear and accessories buying among a narrowing group of vendors.

    During 2002, we restructured several of our operations, including the closing of Canadian and Mexican production facilities and the closing of an administrative, warehouse and preproduction facility in El Paso, Texas. As a result, we recorded restructuring charges of $7.8 million, including $4.0 of employee severance and related costs and $3.3 million of asset impairments (based on estimated market values of the affected properties). Of these charges, $0.9 million is reported as a selling, general and administrative expense in the wholesale better apparel segment and $6.9 million is reported as a selling, general and administrative expense in the wholesale moderate apparel segment.

    During 2002, we recorded a $31.9 million charge relating to contractual obligations under employment contracts, primarily for former President Jackwyn Nemerov and former Vice Chairman Irwin Samelman. The charges under these contracts are comprised of pre-tax amounts totaling $11.8 million for contractual salary and bonus obligations and $18.1 million for non-cash compensation expense resulting from contractual vesting of outstanding stock options and restricted stock. Also included is a pre-tax amount of $2.0 million related to certain obligations under the employment agreement that we entered into with Peter Boneparth when we acquired McNaughton in 2001. These obligations were satisfied in March 2002 when Mr. Boneparth was elected President and designated to become our Chief Executive Officer on May 22, 2002.

    We have substantially restructured our businesses at Nine West, including the sale of Nine West's Asian and United Kingdom operations in August 2000 and January 2001, respectively, and the closing of underperforming domestic retail stores, remote distribution and administrative centers and several domestic manufacturing operations. Several Nine West footwear brands, including Selby and Pappagallo, were discontinued until alternative distribution channels can be established or sales of these brands can be effected. The licensed brand cK/Calvin Klein was also discontinued.

    The terrorist attacks of September 11, 2001 and subsequent increases in unemployment and reduced consumer spending have clearly had a negative impact on the United States economy. Retailers in those distribution channels to which we sell our products responded to the general sense of economic uncertainty with order reductions and extremely aggressive promotional activity. As a result, we had the challenge of liquidating inventory above our normal plan, as well as working with our retail customers to flow inventories through the normal retail distribution channels. Accordingly, we recorded a pre-tax charge of $86.8 million (the "special charge") in the third fiscal quarter of 2001 to provide for the writedown of inventories and receivables. Of the charge, $61.7 million was to write down to net realizable value merchandise that we either owned or were committed for and needed to dispose of through off-price channels. The charge to receivables of $24.1 million was to record an incremental provision for customer allowances, which we anticipated we needed to provide to our retail customers in order to effectively flow goods through the retail channels. Due to the unusual nature of the cause for this charge, we are presenting 2001 results of operations as reported and also without the effect of the special charge for comparison purposes.

    We identify operating segments based on, among other things, the way our management organizes the components of our business for purposes of allocating resources and assessing performance. With the addition of McNaughton in 2001 and the recent acquisitions of Gloria Vanderbilt and l.e.i., we have redefined our reportable operating segments effective January 1, 2002. Our operations are now comprised of four reportable segments: wholesale better apparel, wholesale moderate apparel, wholesale footwear and accessories, and retail. Prior period segment results have been restated to reflect the new reporting segments.

    In November 2001, the FASB Emerging Issues Task Force released Issue 01-9, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)." The scope of Issue 01-9 includes vendor consideration to any purchasers of the vendor's products at any point along the distribution chain, regardless of whether the purchaser receiving the consideration is a direct customer of the vendor. Our adoption, effective January 1, 2002, required us to reclassify cooperative advertising expenses from a deduction against revenues to a selling, general and administrative expense. As a result, restated net sales, gross profit and SG&A expenses for 2000 and 2001 all increased by $26.9 million and $25.5 million, respectively, from amounts previously reported.

    In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which changed the accounting for goodwill and other intangible assets from an amortization method to an impairment-only approach. Upon our adoption of SFAS No. 142 on January 1, 2002, we ceased amortizing our trademarks without determinable lives and our goodwill. As prescribed under SFAS No. 142, we had our goodwill and trademarks tested for impairment during the first fiscal quarter of 2002.

    Due to market conditions resulting from a sluggish economy compounded by the aftereffects of the events of September 11, 2001, we revised our earnings forecasts for future years for several of our trademarks and licenses. As a result, the fair market value of these assets (as appraised by an independent third party) was lower than their carrying value as of December 31, 2001. We accordingly recorded an after-tax impairment charge of $13.8 million, which is reported as a cumulative effect of change in accounting principle resulting from the adoption of SFAS No. 142.

    In the second fiscal quarter of 2002, we recorded an additional impairment charge of $5.8 million related to two trademarks due to a decrease in projected accessory revenues resulting from a further evaluation of our costume jewelry business. In the fourth quarter of 2002, we had our annual impairment test for goodwill and trademarks performed. As a result of continuing decreases in projected accessory revenues in our costume jewelry lines and the conversion of a portion of our Enzo Angiolini retail stores to the more moderately-priced Bandolino brand, we recorded an additional trademark impairment charge of $18.6 million. These charges are reported as a selling, general and administrative expense in the other and eliminations segment.

    If our exclusive licenses to manufacture and market clothing under the Lauren by Ralph Lauren and Polo Jeans Company trademarks in the United States, Canada and elsewhere were to end, it would have a material adverse effect on us. Our Lauren by Ralph Lauren and Polo Jeans Company businesses represent significant portions of our sales and profits. We sell products bearing those trademarks, as well as the Ralph by Ralph Lauren trademark, under exclusive licenses from affiliates of Polo Ralph Lauren Corporation. Net sales for all products under license from Polo Ralph Lauren amounted to $1.0 billion, $1.1 billion and $1.1 billion in 2002, 2001 and 2000, respectively.

    We have been in discussions with Polo Ralph Lauren Corporation regarding restructuring various license agreements. The two companies have not agreed on important provisions, including the interpretation of how the current Lauren by Ralph Lauren license relates to the current Ralph by Ralph Lauren license. The Ralph by Ralph Lauren license is scheduled to end on December 31, 2003. Polo Ralph Lauren Corporation has asserted that the end of the Ralph by Ralph Lauren contract on December 31, 2003 will cause the Lauren by Ralph Lauren license to end on December 31, 2003 instead of December 31, 2006. We believe that this is an improper interpretation and that the expiration of the Ralph by Ralph Lauren license does not cause the Lauren by Ralph Lauren license to end. The discussions between us and Polo Ralph Lauren Corporation could result in restructured licensing arrangements, an end to some or all of their licensing arrangements, or litigation.

    Net sales of Lauren by Ralph Lauren were $547.8 million and net sales of Ralph by Ralph Lauren were $36.7 million for the year ended December 31, 2002. If the Lauren by Ralph Lauren license were to end at the end of 2003, there would be a material adverse impact on our results of operations after 2003. However, it would not materially adversely impact our liquidity, and we would continue to have a strong financial position in the event the Lauren by Ralph Lauren license were to end. The expiration of the Ralph by Ralph Lauren license would not be material to us in any respect.

    The dispute between us and Polo Ralph Lauren Corporation does not relate to the Polo Jeans license, and an end to the Lauren by Ralph Lauren and Ralph by Ralph Lauren licenses would not end our longer term Polo Jeans license or otherwise adversely affect the Polo Jeans license in the United States. However, the ongoing discussions between us and Polo Ralph Lauren Corporation could result in changes to the Polo Jeans licensing arrangements.

    On July 31, 2002, we announced that we will begin expensing the fair value of employee stock options granted after December 31, 2002 pursuant to the guidelines contained in SFAS No. 123, "Accounting for Stock-Based Compensation" using the "prospective method" set forth in SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." Since the expense to be recorded is dependent on both the timing and the number of options to be granted, we cannot estimate the effect on future results of operations at this time. Prior to January 1, 2003, pursuant to a provision in SFAS No. 123 we had elected to continue using the intrinsic-value method of accounting for stock options granted to employees in accordance with Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options has been measured as the excess, if any, of the quoted market price of our stock at the date of the grant over the amount the employee must pay to acquire the stock. Under this approach, we have only recognized compensation expense for stock-based awards to employees for options granted at below-market prices.

CRITICAL ACCOUNTING POLICIES

    Several of our accounting policies involve significant judgements and uncertainties. The policies with the greatest potential effect on our results of operations and financial position include the estimated collectibility of accounts receivable, the recovery value of obsolete or overstocked inventory and the estimated fair values of both our goodwill and intangible assets with indefinite lives. For accounts receivable, we estimate the net collectibility, considering both historical and anticipated trends of trade discounts and co-op advertising deductions taken by our customers, allowances we provide to our retail customers to flow goods through the retail channels, and the possibility of non-collection due to the financial position of our customers. For inventory, we estimate the amount of goods that we will not be able to sell in the normal course of business and write down the value of these goods to the recovery value expected to be realized through off-price channels. If we incorrectly anticipate these trends or unexpected events occur, our results of operations could be materially affected. We utilize independent third-party appraisals to estimate the fair values of both our goodwill and our intangible assets with indefinite lives. These appraisals are based on projected cash flows and interest rates; should interest rates or our future cash flows differ significantly from the assumptions used in these projections, material impairment losses could result where the estimated fair values of these assets become less than their carrying amounts.

Results of Operations

Statements of Income Stated in Dollars and as a Percentage of Total Revenues

(In millions)	2002		2001		2001 Excluding Special Charge		2000
Net sales	$ 4,312.2	99.3%	$ 4,073.8	99.4%	$ 4,097.9	99.4%	$ 4,147.4	99.5%
Licensing income (net)	28.7	0.7%	24.8	0.6%	24.8	0.6%	22.2	0.5%

Total revenues	4,340.9	100.0%	4,098.6	100.0%	4,122.7	100.0%	4,169.6	100.0%
Cost of goods sold	2,633.9	60.7%	2,552.7	62.3%	2,491.0	60.4%	2,433.4	58.4%
Purchase accounting adjustments	23.1	0.5%	17.7	0.4%	17.7	0.4%	3.1	0.1%

Total cost of goods sold	2,657.0	61.2%	2,570.4	62.7%	2,508.7	60.9%	2,436.5	58.4%

Gross profit	1,683.9	38.8%	1,528.2	37.3%	1,614.0	39.1%	1,733.1	41.6%
Selling, general and administrative expenses	1,061.4	24.5%	1,004.1	24.5%	1,003.1	24.3%	1,091.6	26.2%
Executive compensation obligations	31.9	0.7%	-	-	-	-	-	-
Amortization of goodwill	-	-	44.2	1.1%	44.2	1.1%	36.9	0.9%

Operating income	590.6	13.6%	479.9	11.7%	566.7	13.7%	604.6	14.5%
Interest income	(4.6)	(0.1%)	(4.5)	(0.1%)	(4.5)	(0.1%)	(2.3)	(0.1%)
Interest expense and financing costs	62.7	1.4%	84.6	2.1%	84.6	2.1%	103.8	2.5%
Equity of earnings of unconsolidated affiliates	(1.0)	-	-	-	-	-	-	-

Income before provision for income taxes	533.5	12.3%	399.8	9.8%	486.6	11.8%	503.1	12.1%
Provision for income taxes	201.2	4.6%	163.6	4.0%	196.1	4.8%	201.2	4.8%

Earnings before change in accounting principle	332.3	7.7%	236.2	5.8%	290.5	7.0%	301.9	7.2%
Cumulative effect of change in accounting for intangible assets	13.8	0.3%	-	-	-	-	-	-

Net income	$ 318.5	7.3%	$ 236.2	5.8%	$ 290.5	7.0%	$ 301.9	7.2%

Percentage totals may not agree due to rounding.

2002 Compared to 2001

    Revenues. Total revenues for 2002 were $4.34 billion compared to $4.10 billion for 2001, an increase of 5.9%. Excluding the effect of the special charge mentioned above, total revenues for 2002 increased $218.2 million, or 5.3%, over 2001.

    Revenues by segment were as follows:

	Total Revenues				Excluding Special Charge
(In millions)	2002	2001	Increase/ (Decrease)	Percent Change	2002	2001	Increase/ (Decrease)	Percent Change
Wholesale better apparel	$1,636.4	$1,834.1	($197.7)	(10.8%)	$1,636.4	$1,845.7	($209.3)	(11.3%)
Wholesale moderate apparel	1,093.5	547.3	546.2	99.8%	1,093.5	548.3	545.2	99.4%
Wholesale footwear and accessories	882.3	980.7	(98.4)	(10.0%)	882.3	992.2	(109.9)	(11.1%)
Retail	700.0	711.7	(11.7)	(1.6%)	700.0	711.7	(11.7)	(1.6%)
Other	28.7	24.8	3.9	15.7%	28.7	24.8	3.9	15.7%

Total revenues	$4,340.9	$4,098.6	$242.3	5.9%	$4,340.9	$4,122.7	$218.2	5.3%

    As a result of the difficult economic environment experienced in 2001 and uncertainty as to the extent and duration of any continuing impact into 2002, we planned reductions across most of our wholesale businesses in coordination with many of our wholesale customers. In our wholesale better apparel segment, these planned reductions significantly impacted shipments of our Jones New York and Rena Rowan career collection businesses (which had experienced difficult performance at retail during 2001) and, to a lesser extent, also affected our Lauren by Ralph Lauren collection business. Wholesale better apparel revenues for 2001 were negatively impacted by $11.6 million relating to the special charge.

    Wholesale moderate apparel revenues increased primarily as a result of the product lines obtained as a result of the McNaughton, Gloria Vanderbilt and l.e.i. acquisitions, which accounted for $528.5 million of the increase. Increases in our Evan-Picone and Nine & Company businesses were offset by lower sales in the Jones

Wear and private label jeans businesses. Wholesale moderate apparel revenues for 2001 were negatively impacted by $1.0 million relating to the special charge.

    We also planned reductions in our wholesale footwear and accessories business as a result of the uncertain retail environment. The most significant decreases were experienced in Nine West accessories and in Enzo Angiolini and Easy Spirit footwear. The decrease is also due to markdowns recognized in the costume jewelry business to more aggressively liquidate inventories in both the wholesale and retail channels. Shipments of the Nine West footwear line increased as a result of the positive business initiatives of focusing inventory on tested and proven footwear styles, as well as shortened production lead times and a broadening of product classifications to provide more options to the consumer. Wholesale footwear and accessories revenues for 2001 were negatively impacted by $11.5 million relating to the special charge.

    Retail revenues decreased primarily as a result of a reduction of 18 stores in 2002 compared to the prior period. Comparable store sales were down approximately 0.5% for footwear and accessories stores and down approximately 6.0% for apparel outlet stores as compared to 2001. The decrease in the apparel stores was due to a concentration of career product locations which experienced difficult selling throughout 2002.

    Gross Profit. The gross profit margin increased to 38.8% in 2002 compared to 37.3% in 2001. Cost of sales included $23.1 million and $17.7 million in 2002 and 2001, respectively, related to adjustments required under purchase accounting to write up acquired inventories to market value upon acquisition and $61.7 million in 2001 related to the special charge reflected in cost of sales.

    Wholesale better apparel gross profit margins were 41.3% and 36.0% for 2002 and 2001, respectively.  Wholesale better apparel cost of sales for 2001 included $23.0 million related to the special charge.  The primary reasons for the margin increase were more favorable production costs realized from offshore production and a continued focus on inventory management, which resulted in lower off-price sales to discounters, partially offset by higher customer allowances granted to retailers to clear product.

    Wholesale moderate apparel gross profit margins were 27.0% and 23.0% for 2002 and 2001, respectively. Wholesale moderate apparel cost of sales for 2002 included $23.1 million in purchase accounting adjustments.  Cost of sales for 2001 included $16.7 million in purchase accounting adjustments and $8.2 million related to the special charge.  The margin increase was primarily the result of the addition of higher-margin businesses realized from the inclusion of McNaughton for the full year in 2002 compared to only 28 weeks in 2001, as well as the addition of Gloria Vanderbilt.

    Wholesale footwear and accessories gross profit margins were 32.0% and 32.5% for 2002 and 2001, respectively. Wholesale footwear and accessories cost of sales for 2001 included $1.0 million in purchase accounting adjustments and $23.1 million related to the special charge. The decrease in the margin was driven by significant markdowns in the costume jewelry business to more aggressively liquidate inventories in both the wholesale and retail channels, and higher off-price sales to discounters and higher customer allowances in the Nine West accessories line. Our wholesale footwear business realized a significant improvement in margins resulting primarily from a continued focus on inventory management, which resulted in lower off-price sales to discounters.

    Retail gross profit margins were 53.2% and 51.7% for 2002 and 2001, respectively. Retail cost of sales for 2001 included $7.4 million related to the special charge.  Margins in our Nine West retail business benefitted from better inventory planning and improved product assortments in our stores. This improvement was offset by more promotional activity in our apparel outlet stores, impacted by the difficulty experienced in our Jones New York career business.

    SG&A expenses. SG&A expenses of $1.09 billion in 2002 represented an increase of $89.2 million from the $1.0 billion reported for 2001. During 2002, SG&A expenses included $24.4 million of trademark impairment charges.  During 2001, SG&A expenses included $16.3 million of trademark amortization and $1.0 million related to the special charge. McNaughton, Gloria Vanderbilt and l.e.i. added a total of $71.0 million to 2002. Also contributing to the increase in SG&A expenses were the $31.9 million of executive compensation costs in the other and eliminations segment, $1.9 million of costs related to the closing of a Canadian production facility in the wholesale better apparel segment and $6.9 million of costs related to the closing of administrative and production facilities in Mexico and Texas in the wholesale moderate apparel segment. These increases were somewhat offset by cost savings resulting from the restructuring of our costume jewelry business and a continued focus on cost controls and efficiencies that can be realized by leveraging common functions across all divisions.

    Operating Income. The resulting operating income for 2002 of $590.6 million increased 23.1%, or $110.7 million, from the $479.9 million for 2001 due to the factors described above.

    Net Interest Expense. Net interest expense was $58.1 million in 2002 compared to $80.1 million in 2001, resulting from lower average borrowings, lower interest rates, the effects of interest rate swaps and using the proceeds from zero coupon convertible senior debt securities issued in February 2001 to repay higher-rate borrowings under our credit facilities.

    Provision for Income Taxes. The effective income tax rate was 37.7% for 2002 compared to 40.9% for 2001. The decrease was primarily due to the elimination of nondeductible goodwill amortization resulting from the adoption of SFAS No. 142.

    Net Income and Earnings Per Share. Net income was $318.5 million in 2002, an increase of $82.3 million from the net income of $236.2 million earned in 2001. Diluted earnings per share for 2002 was $2.36 compared to $1.82 for 2001, on a 4.0% increase in shares outstanding.

2001 Compared to 2000

    Revenues. Total revenues for 2001 decreased 1.7%, or $71.0 million, to $4.10 billion, compared to $4.17 billion for 2000. Excluding the special charge, total revenues for 2001 decreased 1.1%, or $46.9 million. Revenue growth from the net sales of product lines added as a result of the Judith Jack and McNaughton acquisitions were offset by the effects of the restructuring of the Nine West business mentioned above.

    Revenues by segment in total and also without the discontinued Nine West businesses (as discussed above) were as follows:

	Total Revenues				Total Revenues From Continuing Businesses Only
(In millions)	2001	2000	Increase/ (Decrease)	Percent Change	2001	2000	Increase/ (Decrease)	Percent Change
Wholesale better apparel	$1,834.1	$1,882.4	($48.3)	(2.6%)	$1,834.1	$1,882.4	($48.3)	(2.6%)
Wholesale moderate apparel	547.3	299.2	248.1	82.9%	547.3	299.2	248.1	82.9%
Wholesale footwear and accessories	980.7	953.3	27.4	2.9%	980.5	908.0	72.5	8.0%
Retail	711.7	1,012.5	(300.8)	(29.7%)	695.5	734.1	(38.6)	(5.3%)
Other	24.8	22.2	2.6	11.7%	24.8	22.2	2.6	11.7%

Total revenues	$4,098.6	$4,169.6	($71.0)	(1.7%)	$4,082.2	$3,845.9	$236.3	6.1%
Excluding Special Charge
Wholesale better apparel	$1,845.7	$1,882.4	($36.7)	(1.9%)	$1,845.7	$1,882.4	($36.7)	(1.9%)
Wholesale moderate apparel	548.3	299.2	249.1	83.3%	548.3	299.2	249.1	83.3%
Wholesale footwear and accessories	992.2	953.3	38.9	4.1%	992.0	908.0	84.0	9.3%
Retail	711.7	1,012.5	(300.8)	(29.7%)	695.5	734.1	(38.6)	(5.3%)
Other	24.8	22.2	2.6	11.7%	24.8	22.2	2.6	11.7%

Total revenues	$4,122.7	$4,169.6	($46.9)	(1.1%)	$4,106.3	$3,845.9	$260.4	6.8%

    Wholesale better apparel revenues decreased primarily as a result of decreases in shipments of the Polo Jeans Company product line and a planned reduction in shipments of Ralph by Ralph Lauren, due to a decrease in the number of doors in which that product is offered, offset somewhat by increased shipments of the Jones New York Collection and Jones New York Dress lines of product. Wholesale better apparel revenues for 2001 were negatively impacted by $11.6 million relating to the special charge.

    Wholesale moderate apparel revenues increased primarily as a result of the product lines obtained from the McNaughton acquisition, which accounted for $239.2 million of the increase in segment revenues.

Increased shipments of the Jones Wear product line were offset by decreases in shipments of Sun private-label products. Wholesale moderate apparel revenues for 2001 were negatively impacted by $1.0 million relating to the special charge.

    Wholesale footwear and accessories revenues increased primarily due to the effects of acquisitions, offset by an $11.5 million impact from the special charge and Nine West product lines that were discontinued. The product lines obtained as a result of the Judith Jack acquisition accounted for $15.0 million of the segment revenues. An additional $59.0 million of revenues is attributable to inclusion of the results of Victoria for all of 2001 but for only approximately five months during 2000.

    Retail revenues decreased primarily due to the divestiture of certain international operations and domestic store closings. Comparable store sales were down approximately 6.7% for footwear and accessories stores and 8.8% for apparel outlet stores as compared to 2000, which we believe is attributable to the generally challenging retail environment prevailing during 2001, which was magnified by the events of September 11, 2001.

    Gross Profit. The gross profit margin decreased to 37.3% in 2001 compared to 41.6% in 2000. Cost of sales included $17.7 million and $3.1 million in 2001 and 2000, respectively, related to adjustments required under purchase accounting to write up acquired inventories to market value upon acquisition and $61.7 million in 2001 related to the special charge reflected in cost of sales.

    Wholesale better apparel gross profit margins were 36.0% and 37.1% for 2001 and 2000, respectively. Wholesale better apparel cost of sales for 2001 included $23.0 million related to the special charge.  The margin increase was primarily the result of lower production and freight costs due to more timely delivery of goods, which decreased the amount of air freight shipments required to meet delivery schedules.

    Wholesale moderate apparel gross profit margins were 23.0% and 20.3% for 2001 and 2000, respectively. Wholesale moderate apparel cost of sales for 2001 included $16.7 million in purchase accounting adjustments and $8.2 million related to the special charge.  The margin increase was primarily the result of the addition of product lines obtained through the McNaughton acquisition.

    Wholesale footwear and accessories gross profit margins were 32.5% and 38.2% for 2001 and 2000, respectively. Wholesale footwear and accessories cost of sales for 2001 included $1.0 million in purchase accounting adjustments and $23.1 million related to the special charge.  Cost of sales for 2000 included $3.1 million in purchase accounting adjustments.  The margin decrease was primarily due to more promotional activity in the department store channels and lower margins on excess merchandise disposed of during 2001.

    Retail gross profit margins were 51.7% and 53.5% for 2001 and 2000, respectively. Retail cost of sales for 2001 included $7.4 million related to the special charge.  The margin decrease was primarily the result of product markdowns to control inventory levels during 2001.

    SG&A expenses. SG&A expenses of $1.0 billion in 2001 represented a decrease of $87.5 million from 2000. The change was primarily the result of a $141.4 million decrease in retail SG&A expenses, resulting from the restructuring of the Nine West business, offset by the acquisition of McNaughton, which added $39.0 million to wholesale moderate SG&A expenses in 2001.

    Operating Income. The resulting operating income for 2001 of $479.9 million decreased 20.6%, or $124.7 million, from the $604.6 million for 2000, due to the factors discussed above.

    Net Interest Expense. Net interest expense was $80.1 million in 2001 compared to $101.5 million in 2000, resulting from lower average borrowings, lower interest rates and using the proceeds from zero coupon convertible senior debt securities issued in February 2001 to repay higher-rate borrowings under our credit facilities.

    Provision for Income Taxes. The effective income tax rate was 40.9% for 2001 compared to 40.0% for 2000. The increase was primarily due to the impact of nondeductible goodwill due to lower earnings during 2001 compared to 2000.

    Net Income and Earnings Per Share. Net income of $236.2 million for 2001 represented a decrease of $65.7 million from 2000. Diluted earnings per share for 2001 was $1.82 compared to $2.48 for 2000, on a 9.7% increase in shares outstanding. Excluding the amortization of certain intangibles and goodwill that will end upon adoption of SFAS No.142 on January 1, 2002, net income for 2001 and 2000 would have been $289.9 million and $345.9 million, respectively, and diluted earnings per share would have been $2.22 and $2.84, respectively.

Liquidity and Capital Resources

    Our principal capital requirements have been to fund acquisitions, working capital needs, capital expenditures and repurchases of our common stock on the open market. We have historically relied on internally generated funds, trade credit, bank borrowings and the issuance of notes to finance our operations and expansion. As of December 31, 2002, total cash and cash equivalents were $283.3 million, an increase of $206.8 million from the $76.5 million reported as of December 31, 2001.

    Operating activities provided $716.5 million, $562.4 million and $339.2 million in 2002, 2001 and 2000, respectively. The change from 2001 to 2002 was primarily due to lower accounts receivable and inventory levels, the result of a significant improvement in both accounts receivable and inventory turns. The change from 2000 to 2001 was primarily due to a decrease in accounts receivable in 2001 compared to an increase in 2000 and a smaller decrease in accrued expenses and other current liabilities in 2001 than in 2000.

    Investing activities used $368.7 million, $160.3 million and $134.7 million in 2002, 2001 and 2000, respectively. The increase for 2002 from 2001 was primarily due to the acquisitions of Gloria Vanderbilt and l.e.i. Similarly, the increase for 2001 from 2000 was primarily due to the acquisitions of Judith Jack and McNaughton.

    Financing activities used $141.1 million in 2002, primarily to refinance $43.7 million and $83.2 million of debt assumed as part of the acquisitions of Gloria Vanderbilt and l.e.i., respectively, and to repurchase our common stock. In addition, we redeemed the remaining $0.1 million of Nine West's 9% Senior Subordinated Notes Due 2007 in September 2002 at 104.5% of par. These uses of funds were partially offset by $118.4 million in proceeds from employees exercising stock options.

    Financing activities used $387.2 million of cash in 2001. In February 2001, we issued 20-year, zero coupon convertible senior debt securities. Net proceeds of the offering were $392.8 million. The securities carry a 3.5% yield to maturity with a face value of $805.6 million ($1,000 per note) and are convertible into common stock at a conversion rate of 9.8105 shares per note. The proceeds were used to repay amounts then outstanding under our Senior Credit Facilities, repurchase $30.3 million of our outstanding 6.25% Senior Notes at par, and for general corporate purposes. The remaining $234.7 million of the 6.25% Senior Notes matured and were repaid in full on October 1, 2001. In addition, we redeemed all $0.5 million of Nine West's 5-1/2% Convertible Subordinated Notes Due 2003 on December 1, 2001 at 100.92% of par. In connection with the McNaughton acquisition, we repurchased all $125.0 million of McNaughton's outstanding 12-1/2% Senior Notes due 2005, Series B. We also refinanced $146.9 million of assumed McNaughton debt and accrued interest using cash on hand and borrowings under our Senior Credit Facilities.

    In January 2001, we realized $8.3 million in proceeds from terminating interest rate swap agreements that we had entered into in June 1999, and in October 2002, we realized $21.6 million in proceeds from terminating interest rate swap agreements that we had entered into in April 2002 (see "Derivatives" in the Notes to Consolidated Financial Statements).

    Financing activities used $190.7 million of cash in 2000, primarily due to purchases of our common stock on the open market and the refinancing of $71.0 million of acquired Victoria debt.

    We repurchased $129.2 million, $68.9 million and $121.9 million of our common stock on the open market during 2002, 2001 and 2000, respectively. As of December 31, 2002, a total of $555.0 million had been expended under announced programs to acquire up to $650.0 million of such shares. We may make additional share repurchases in the future depending on, among other things, market conditions and our financial condition. Proceeds from the issuance of common stock to our employees exercising stock options amounted to $118.4 million, $85.8 million and $27.6 million in 2002, 2001 and 2000, respectively.

    During the first quarter of 2000, we terminated a five-year Receivables Facility (created in 1995 and amended in 1998) which permitted Nine West to obtain up to $132.0 million of funding based on the sale, without recourse, of eligible Nine West accounts receivable. This termination did not affect our liquidity.

    At December 31, 2002, we had credit agreements with several lending institutions to borrow an aggregate principal amount of up to $1.55 billion under Senior Credit Facilities. These facilities, of which the entire amount is available for letters of credit or cash borrowings, provide for an $850.0 million 364-Day Revolving Credit Facility and a $700.0 million Five-Year Revolving Credit Facility. At December 31, 2002, $193.3 million was outstanding under the 364-Day Revolving Credit Facility (comprised solely of outstanding letters of credit), and no amounts were outstanding under our Five-Year Revolving Credit Facility. Borrowings under the Senior Credit Facilities may also be used for working capital and other general corporate purposes, including permitted acquisitions and stock repurchases. The Senior Credit Facilities are unsecured and require us to satisfy both a coverage ratio of earnings before interest, taxes, depreciation, amortization and rent to interest expense plus rents and a net worth maintenance covenant, as well as other restrictions, including (subject to exceptions) limitations on our ability to incur additional indebtedness, prepay subordinated indebtedness, make acquisitions, enter into mergers and pay dividends.

    In addition to these committed facilities, we have an unsecured uncommitted line of credit for the purpose of issuing letters of credit and bankers' acceptances for McNaughton and Gloria Vanderbilt. As of December 31, 2002, $149.7 million was outstanding under this line of credit.

    At December 31, 2002, we also had a C$20.0 million unsecured line of credit in Canada, under which no amounts were outstanding. On January 14, 2003, this facility was replaced by a similar C$25.0 revolving credit facility.

    In each of July 2001, December 2001 and August 2002, we entered into transactions relating to the short sale of $139.0 million, $157.9 million and $190.5 million, respectively, of U. S. Treasury securities. These transactions were intended to address interest rate exposure and generate capital gains that could be used to offset previously incurred capital losses. See "Short Term Bond Transactions" in Notes to Consolidated Financial Statements. We may enter into similar transactions in the future if we determine that market conditions are appropriate for generating the desired results from the transactions.

    In 2002, we recorded a $10.8 million minimum pension liability adjustment to other comprehensive income resulting from negative returns of the investments in our defined benefit plans during 2002, as well as the lowering of the anticipated rate of future returns from 9% to 8%. Our plans are currently underfunded by a total of $13.1 million. As the benefits under our defined benefit plans are frozen with respect to service credits, the effects on future pension expense are not anticipated to be material to our results of operations or to our liquidity.

Contractual Obligations and Contingent Liabilities and Commitments

    The following is a summary of our significant contractual cash obligations for the periods indicated that existed as of December 31, 2002, and, except for purchase obligations and other long-term liabilities, is based on information appearing in the Notes to Consolidated Financial Statements (amounts in millions).

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt	$ 967.1	$ 1.5	$ 307.6	$ 227.8	$ 430.2
Capital lease obligations	35.7	6.1	10.2	5.4	14.0
Operating leases	592.2	94.6	150.8	114.4	232.4
Purchase obligations (1)	1,085.2	1,051.9	21.6	10.9	0.8
Minimum royalty payments (2)	182.8	48.8	91.0	43.0	-
Other long-term liabilities	45.1	7.7	4.4	3.9	29.1

Total contractual cash obligations	$2,908.1	$1,210.6	$ 585.6	$ 405.4	$ 706.5

(1) Includes outstanding letters of credit of $343.0 million which primarily represent inventory purchase commitments which typically mature in two to six months.
(2) Under exclusive licenses to manufacture certain items under trademarks not owned by us pursuant to various license and design service agreements, we are obligated to pay the licensors a percentage of our net sales of these licensed products, subject to minimum scheduled royalty payments. In addition to these minimum royalty payments presented above, we are also obligated to spend on advertising a percentage of net sales of these licensed products.

    We have two joint ventures with HCL Technologies Limited to provide us with computer consulting, programming and associated support services. On August 31, 2004, we are obligated to contribute approximately $1.0 million of additional capital to the joint ventures in the form of cash or assets. We have committed to purchase $30.5 million in services from these joint venture companies over the next five years.

    We also have a joint venture with Sutton Developments Pty. Ltd. ("Sutton") to operate retail locations in Australia. We have unconditionally guaranteed up to $7.0 million of borrowings under the joint venture's uncommitted credit facility and up to $0.4 million of presettlement risk associated with foreign exchange transactions. Sutton is required to reimburse us for 50% of any payments made under these guarantees. At December 31, 2002, the outstanding balance subject to these guarantees was approximately $0.6 million.

    The terms of the acquisition agreement for Victoria require us to pay the former Victoria shareholders additional consideration of $3.00 for each $1.00 of Victoria's earnings before interest and taxes (as defined in the securities purchase agreement) for each of the 12-month periods ending June 30, 2001 through 2003 that exceeds certain targeted levels. Any future additional consideration is to be paid 50% in cash and 50% in our common stock, the value of which will be determined by the prices at which our common stock trades in a defined period preceding delivery in each year. No payments were required for the 12-month period ending June 30, 2002.

    The terms of the acquisition agreement for Judith Jack require us to pay the seller additional cash consideration of $2.00 for each $1.00 of Judith Jack's earnings before interest and taxes (as defined in the asset purchase agreement) that exceeds certain targeted levels for each of the years ending December 31, 2001, 2002 and 2003. No payments were required for either 2001 or 2002.

    On April 8, 2002, we completed the acquisition of Gloria Vanderbilt. The aggregate purchase price was approximately $100.9 million, which included payments to the selling shareholders of $80.9 million in cash and the issuance of approximately 0.6 million shares of our common stock. We also assumed approximately $43.7 million of Gloria Vanderbilt's funded debt and accrued interest, which we subsequently refinanced. The terms of the acquisition agreement for Gloria Vanderbilt require us to pay the former Gloria Vanderbilt shareholders additional consideration of $4.50 for each $1.00 of Gloria Vanderbilt's earnings before interest and taxes (as defined in the stock purchase agreement) that exceeds certain targeted levels for the 12 months following the completion of the acquisition. Any additional consideration (the amount of which cannot exceed $54.0 million) is to be paid either in cash or a combination of cash and our common stock, the value of which will be determined by the prices at which our common stock trades in a defined period preceding delivery.

    On August 16, 2002, we completed the acquisition of l.e.i. The aggregate purchase price was approximately $309.7 million, which included payments to the selling shareholders of $272.5 million in cash and the issuance of approximately 1.0 million shares of our common stock. We also assumed approximately $84.0 million of l.e.i.'s funded debt and accrued interest, $83.2 million of which we subsequently refinanced. The selling shareholders and certain employees of l.e.i. will be entitled to receive future payments of up to $70.0 million in the form of cash and/or common stock if certain earnings targets are achieved during the three years following the closing of the transaction.

    We believe that funds generated by operations, proceeds from the issuance of notes, the Senior Credit Facilities and the McNaughton and Canadian lines of credit will provide the financial resources sufficient to meet our foreseeable working capital, capital expenditure and stock repurchase requirements, fund our contractual obligations and contingent liabilities and commitments, and meet any ongoing obligations to the former Victoria and Gloria Vanderbilt shareholders, the seller of Judith Jack, and the selling shareholders and certain employees of l.e.i.

New Accounting Standards

    In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which changes the accounting for costs such as lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity initiated after December 31, 2002. The standard requires companies to recognize the fair value of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. We do not expect the adoption of this standard to have a material effect on our results of operations.

    In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" (an amendment of SFAS No. 123), which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Effective January 1, 2003, we adopted the fair value method of accounting for employee stock options for all options granted after December 31, 2002 pursuant to the "prospective method" set forth in SFAS No. 148.

 SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES APPAREL GROUP, INC. (Registrant) By: /s/ Wesley R. Card Wesley R. Card Chief Operating and Financial Officer

 Date: June 2, 2003